Exhibit 10.34

Management Incentive Plan
For Fiscal Year 2013
“R” Headquarters
Level C - G

I.	Purpose

The Toys“R”Us, Inc. Management Incentive Plan (MIP) is designed to reward eligible team members who contribute to the success of our company by helping to achieve our financial goals and delivering our business strategy. The MIP is designed to motivate, retain and attract management talent and provide total compensation opportunities competitive with the companies we compete for talent.

II.	Eligibility

To be eligible for participation, the Team Member must meet each of the following criteria:

1.	Be in a job that is in Salary Grade level C, D, D1, E, F or G.

2.	Be in an incentive eligible position on May 1 of the plan year or be promoted or hired into an incentive eligible position after May 1 and prior to December 15 of the plan year.

3.	Be employed on the incentive award payment date with the exception of retirement as defined in Section V.

III.	How the MIP Works (Metrics and Splits)

Incentive awards are weighted 80% based on the Financial Performance component and 20% based on the Individual Performance component.

The Financial Performance component metrics are Cash Flow (defined as EBITDA less Capital Expenditure and the change in Working Capital), EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and, if applicable, Margin for Merchants (net merchandise margin). The plan design allows for payouts achievements that begin at 0% and go as high as 300% of target based on the financial results of the company.

The Individual Performance component rewards Team Members based on their individual performance and accomplishments that support the strategic goals of the Company. It is funded by achievement against Consolidated EBITDA. If the Company achieves consolidated EBITDA of 100% or more for the year, the Executive Committee of the Board (“ECOB”) will fund at least 100% of the Individual Performance component of the incentive. At below target Consolidated EBITDA, funding for the Individual Performance component is at the discretion of the ECOB. The plan design allows for payout achievements that begin at 0% and go as high as 200% of target.

The following table displays the weightings and metrics for the 2013 MIP:

		Weighting
Position	Representative Areas	Country Cash Flow (US)	Corporate Consolidated Cash Flow	Corporate Consolidated EBITDA	Country EBITDA (US)	International EBITDA	Margin	Individual Goals
Corporate Officers, Directors and Managers (1)	Finance, Human Resources, Information Technology, Legal, Logistics, Property Development, Procurement, Public Relations, Quality Assurance	—	20%	30%	20%	10%	—	20%
Corporate Officers, Directors and Managers with International Focus (1)	Finance, Human Resources, Information Technology, Legal, Logistics, Property Development, Procurement, Public Relations, Quality Assurance	—	20%	30%	10%	20%	—	20%
Corporate Merchant Officers, Directors and Managers (2)	R Brands	—	20%	15%	20%	10%	15%	20%
Country Merchant Officers, Directors and Managers (2)	Merchandising, Planning & Allocations	15%	5%	15%	30%	—	15%	20%
Country Officers, Directors and Managers (3)	Ecommerce Operations, Guest Services, Marketing, Operations, Space Planning	15%	5%	15%	45%	—	—	20%

(1)
Corporate positions are defined as grade level C and above whose roles have a global scope. Corporate with International positions are defined as grade level C and above whose roles are primarily focused on supporting our International operations. The International roles have minimal domestic focus.

(2)
Merchant positions are defined as grade levels C and above in Brick & Mortar and Ecommerce Merchandising, Planning & Allocations, and R Brands functions. It does not include Strategic Planning, Merchandise System Support, Supply Chain Transformation or Vendor Partnership who would be considered Country positions. It also does not include PD Operations, PD Package Design or China Sourcing Office who would be considered Corporate positions.

(3)	Country positions are defined as grade level C and above roles primarily focused on supporting US operations.

Example:

C level team member with a Base Salary of $50,000 and a target MIP of 10% with a Country Officers, Directors and Managers incentive split:

Bonus Target:
45% Country EBITDA (US)

15% Corporate Consolidated EBITDA

15% Country Cash Flow (US)

5% Corporate Consolidated Cash Flow

20% Individual Performance

The incentive calculation would be as follows (assuming Individual Performance achievement of 100%, Cash Flow achievements at 100% and EBITDA achievements at 100%):

•	Country EBITDA (US): $ 50,000 (Base Salary)X 10% (Bonus Target) X 45% (Country EBITDA (US) Split) X 100% (Country EBITDA (US) achievement) = $2,250

•	Corporate Consolidated EBITDA: $50,000 (Base Salary)X 10% (Bonus Target) X 15% (Corporate Consolidated EBITDA Split) X 100% (Corporate Consolidated EBITDA Achievement) = $750

•	Country Cash Flow (US): $50,000 (Base Salary) X 10% (Bonus Target) X 15% (Country Cash Flow (US) Split) X 100% (Country Cash Flow (US) Achievement) = $750

•	Corporate Consolidated Cash Flow: $50,000 (Base Salary) X 10% (Bonus Target) X 5% (Corporate Consolidated Cash Flow Split) X 100% (Corporate Consolidated Cash Flow)
= $250

•	Individual Performance: $ 50,000 (Base Salary)X 10% (Bonus Target) X 20% (Individual Performance split) X 100% (Individual Performance achievement) = $1,000

•	TOTAL INCENTIVE AWARD = $5,000

IV.	Incentive Award Payment

Incentive award payouts will be made within 75 days following the close of the fiscal year.

Prior to the payout of incentive awards, overall bonus funding will be reviewed and approved by the ECOB.

V.	Calculation Rules

Incentive awards will be calculated based on the following rules:

1.	Proration calculations:

a.
A Team Member’s incentive from the beginning of the plan year through May 1 will be based upon the Team Member’s division, location, position, incentive target, salary, and split arrangements as of May 1 of the plan year. Changes to any of those elements from the beginning of the plan year up until May 1 will not be prorated.

b.
Any changes to a Team Member’s division, location, position, incentive target, salary, and/or split arrangements after May 1 through the end of the plan year will be prorated based upon the number of days the applicable incentive element applies.

c.	New hires:

i.	A Team Member who is hired on or prior to December 15 will have their incentive award prorated based on the number of actual days spent in an incentive eligible position.

ii.	A Team Member who is hired after December 15 is not eligible to participate in the MIP for that plan year.

d.	Promotions:

i.	A Team Member who is promoted into an incentive eligible position on or prior to May 1 of the incentive plan year will not have their incentive award prorated.

ii.
A Team Member who is promoted into an incentive eligible position after May 1 but on or prior to December 15 of the incentive plan year will have their incentive award prorated based upon the number of actual days spent in each incentive eligible position.

iii.	A Team Member promoted from a non-incentive eligible position into an incentive eligible position after December 15 will not be eligible to participate in the MIP for that plan year.

e.	Demotions:

i.
A Team Member who is demoted from an incentive eligible position to a non-incentive eligible position on or prior to May 1 of the plan year will not be eligible for a prorated portion of their incentive award for that time period.

ii.
A Team Member who is demoted from an incentive eligible position to a non-incentive eligible position after May 1 of the plan year is eligible to receive a prorated portion of their incentive award based upon the number of actual days spent in an incentive eligible position during the plan year. All other eligibility rules still apply.

2.	Team Members are only eligible to participate in one incentive plan at a time for which they are qualified under the terms and conditions of that plan.

3.
Team Members who were absent due to protected Leave(s) of Absence where the total time on leave is greater than 90 days during the plan year will have their incentiveprorated based on total days worked unless otherwise provided by law. Team Members who were absent due to unprotected Leave(s) of Absence will have their incentive prorated based on the total days worked.

4.
Team Members who experience gaps in service during the plan year due to either: (a) separation from the Company and subsequent rehire, or (b) temporary suspension from job duties, will have their incentive awards prorated based on the total days worked in any incentive eligible position during that plan year in accordance to the calculation rules defined above.

5.	Seasonal and/or Temporary Team Members are not eligible to participate in the MIP.

6.
Team Members who retire from the company after the close of the plan year but prior to the date the awards are paid may still be eligible to receive their incentive award if they retire after attaining the age of 60 and have 10 or more years of continuous service.

VI.	Administrative Guidelines

1.
The Team Member must be employed on the payout date to receive their incentive award. Team Members who leave the Company, voluntarily or involuntarily, prior to the payout date will not be eligible to receive the incentive award with the exception of retirement as defined in Section V.6.

2.	Team Member’s that receive an Unsatisfactory (U) overall year-end performance rating will forfeit both their individual component and financial component incentive payment for that plan year.

3.	Incentive award payments are subject to applicable tax withholding and payroll deductions required by law, as well as any other previously defined Company or individual withholdings.

4.
Any proposed exceptions to the guidelines must be submitted in writing to Corporate Compensation for approval. Approval must be obtained prior to any action being taken and/or discussions with a Team Member.

5.
Incentive award payments may not be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no incentive awards shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an incentive payment not specifically permitted herein shall be null and void and without effect.

6.	Participation in the MIP is not a guarantee of continued or future employment and does not alter the employment at will nature of the relationship between a Team Member and the Company.

7.
The Company reserves the right to amend, suspend, or terminate all or part of the MIP, or to modify any payments thereunder, for any or no reason, with or without advance notice, until and including the day before the last day of the fiscal year to which any incentive pertains. As of the last day of such fiscal year or thereafter, the Company is precluded from exercising the rights delineated in the previous sentence.

8.
To the extent an amount is not paid by operation of Section II.3 and Section VI.1 above, such amount will be paid as an incentive award payment or a bonus in a subsequent period. The payment of this amount may be under this or another plan or arrangement.

9.	This plan supersedes and replaces all previous MIPs, whether written or oral, and represents the entire arrangement between the Team Member and Toys“R”Us, Inc.

Questions about the Management Incentive Plan should be directed to your Human Resources Manager.